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                                                                     EXHIBIT 5.1

      [LETTERHEAD OF LEONARD, STREET AND DEINARD PROFESSIONAL ASSOCIATION]

October 4, 2000

Computer Network Technology Corporation
605 North Highway 169
Minneapolis, Minnesota  55441

Ladies and Gentlemen:

         We have acted as counsel to Computer Network Technology Corporation (the "Corporation"), a Minnesota corporation, in connection with the registration statement (the "Initial Registration Statement") on Form S-3 (No. 333-80841) originally filed by the Corporation on August 23, 1999 by the Corporation of $100,000,000 in maximum aggregate offering price of (1) shares of the Corporation's common stock, par value $.01 per share (the "Common Stock") and (2) the Corporation's convertible subordinated notes (the "Notes"). We have also examined the registration statement to be filed under the Corporation pursuant to Rule 462(b) (the "Rule 462(b) Registration Statement") of the Securities Act of 1933 of an additional $20,000,000 of Common Stock and Notes. Capitalized terms used but not defined herein have the meanings set forth in the Initial Registration Statement.

         In our capacity as counsel to you in connection with such Rule 462(b) Registration Statement, we are familiar with the proceedings taken and proposed to be taken by the Corporation in connection with the authorization and issuance of the Common Stock and Notes. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         Based on the foregoing, it is our opinion that:

         1. Upon (a) adoption of a resolution by the Board of Directors of the Corporation (or a duly authorized committee) approving the issuance of the Common Stock under the Rule 462(b) Registration Statement, (b) effectiveness of the Rule 462(b) Registration Statement and (c) receipt of the consideration for the Common Stock in accordance with the Board of Directors' (or a duly authorized committee's) resolutions, the Common Stock issued upon conversion of the Note, will be validly issued, fully paid and nonassessable under the Minnesota Business Corporation Act.

         2. Upon (a) adoption of a resolution by the Board of Directors of the Corporation (or a duly authorized committee) approving the issuance of the Notes under the Rule 462(b) Registration Statement, (b) effectiveness of the Rule 462(b) Registration Statement, (c) receipt of the consideration for the Notes in accordance with the Board of Directors' (or a duly authorized committee's) resolutions and (d) execution and delivery by the Corporation of the Indenture and the Notes, the Indenture and the Notes will constitute valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their terms, except to the extent that (i) enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforceability is considered in a proceeding at law or in equity) and
(ii) the waiver contained in Section 4.7 (Stay, Extension and Usury Laws) of the Indenture may be deemed unenforceable.

         3. Upon the occurrence of the events listed in clauses (a) through (d) in the foregoing paragraph and upon the issuance and delivery of the Common Stock upon conversion of the Notes issued under the Rule 462(b) Registration Statement in accordance with the terms of the Notes and the Indenture, the Common Stock issued upon conversion of the Notes, will be validly issued, fully paid and nonassessable under the Minnesota Business Corporation Act.

         To the extent that the obligations of the Corporation under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture will be duly authorized, executed and delivered by the Trustee and will constitute the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee will be in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

         We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Rule 462(b) Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the express prior written consent of this firm.

         We are admitted to practice law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.



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         We hereby consent to the filing of this opinion letter as an exhibit to the Rule 462(b) Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Act.

Very truly yours,

LEONARD, STREET AND DEINARD
PROFESSIONAL ASSOCIATION


By     /s/ Stephen Quinlivan
       ______________________________
       Stephen M. Quinlivan